EXHIBIT 99.1

Oritani Financial Corp. Reports Record Quarterly and Annual Earnings

TOWNSHIP OF WASHINGTON, N.J., July 24, 2013 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $11.7 million, or $0.28 per basic (and $0.27 diluted) common share, for the three months ended June 30, 2013, and $39.5 million, or $0.94 per basic (and $0.92 diluted) common share, for the twelve months ended June 30, 2013. This compares to net income of $8.3 million, or $0.20 per basic (and $0.19 diluted) common share, for the three months ended June 30, 2012, and $31.7 million, or $0.72 per basic (and $0.71 diluted) common share, for the twelve months ended June 30, 2012.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be August 9, 2013 and the payment date will be August 23, 2013. Based on the recent trading range of the Company's common stock, the dividend yield is approximately 4.25%.

"I am pleased to report excellent financial results for the fiscal year ended June 30, 2013," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We achieved record net income, a 24.9% increase over the prior year, as well as surpassing our goals for loans originations, core deposit growth and asset quality. Our team remains focused on the key elements of our business, which has enabled us to deliver these strong results."

Comparison of Operating Results for the Periods Ended June 30, 2013 and 2012

Net Income. Net income increased $3.4 million, or 41.0%, to $11.7 million for the quarter ended June 30, 2013, from $8.3 million for the corresponding 2012 quarter. Net income increased $7.9 million, or 24.9%, to $39.5 million for the twelve months ended June 30, 2013, from $31.7 million for the corresponding 2012 period. The primary causes of the increased net income in the 2013 periods were increased net interest income, increased other income and decreased provision for loan losses. Return on average assets was 1.66% and 1.43% for the three and twelve months ended June 30, 2013, respectively. Return on average equity was 9.06% and 7.68% for the three and twelve months ended June 30, 2013, respectively.

Total Interest Income

The components of interest income for the three months ended June 30, 2013 and 2012, changed as follows:

	Three Months Ended June 30				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on loans	$ 29,028	5.20%	$ 28,271	5.81%	$ 757	$ 286,188	-0.61%
Dividends on FHLB stock	436	3.96%	380	4.17%	56	7,539	-0.21%
Interest on securities AFS	52	1.74%	90	1.38%	(38)	(14,064)	0.36%
Interest on MBS HTM	253	2.36%	221	2.67%	32	9,737	-0.31%
Interest on MBS AFS	1,449	1.73%	2,266	1.80%	(817)	(169,135)	-0.07%
Interest on federal funds sold and short term investments	1	0.25%	1	0.25%	0	299	0.00%
Total interest income	$ 31,219	4.68%	$ 31,229	4.90%	$ (10)	$ 120,564	-0.22%

As discussed in previous public releases, the evidence of the impact of two of the Company's strategic business decisions is provided in the average balance changes. The Company's primary focus is organic growth of multifamily and commercial real estate loans. The average balance of loans increased $286.2 million, or 14.7%, over the periods. While growth was achieved throughout the year, recently the growth rate has slowed. On a linked quarter basis (June 30, 2013 versus March 31, 2013), the average balance of loans grew $45.2 million, which equates to an annualized rate of 8.3%. Management had been averse to offering the terms required to maintain our prior pace of growth, particularly loans with a fixed rate period longer than 5 years. The recent increase in market rates has made current loan terms more palatable, and management believes the Company can return to growth levels previously achieved. The growth was primarily achieved through originations, which totaled $143.2 million for the three months ended June 30, 2013. The yield on the loan portfolio decreased 61 basis points for the quarter ended June 30, 2013 versus the comparable 2012 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and modifications. Prepayment penalties are recognized as interest on loans and impacted the loan yield in both periods. Prepayment penalties totaled $1.0 million for the three months ended June 30, 2013versus $779,000 for the comparable 2012 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to provide the Company with compensation if the loan is prepaid. Although market interest rates have increased recently, the current interest rate environment continues to provide an economic incentive for many of our existing borrowers to refinance. Prepayment penalties boosted annualized loan yield by 18 basis points for the three months ended June 30, 2013versus 16 basis points for the comparable 2012 period. The second strategic business decision evidenced in the table was the determination to no longer deploy the cash flows from the investment portfolio back into new investments. This decision impacted the periods subsequent to September 30, 2011 and was made because the Company determined that the risk/reward profiles of permissible securities no longer warranted additional investment. The few purchases that occurred subsequent to that date were primarily to satisfy regulatory needs and were classified as held to maturity. The average balance of the primary investment category, mortgage-backed securities available for sale, decreased $169.1 million over the periods. The decision has aided overall yield on interest earning assets as the Company now has a lower percentage of its interest earning assets in lower yielding instruments like mortgage backed securities, investment securities and federal funds sold. The limited decrease in yield on interest earnings assets that occurred in 2013 versus 2012 (22 basis points), despite a much lower interest rate environment, is partially attributable to these strategic decisions.

The components of interest income for the twelve months ended June 30, 2013 and 2012, changed as follows:

	Twelve Months Ended June 30				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on loans	$ 117,418	5.49%	$ 108,409	5.95%	$ 9,009	$ 318,079	-0.46%
Dividends on FHLB stock	1,752	3.24%	1,387	4.19%	365	21,016	-0.95%
Interest on securities AFS	237	1.69%	864	1.79%	(627)	(34,192)	-0.10%
Interest on MBS HTM	955	2.48%	908	2.61%	47	3,621	-0.13%
Interest on MBS AFS	6,862	1.73%	10,390	1.89%	(3,528)	(154,196)	-0.16%
Interest on federal funds sold and short term investments	4	0.25%	32	0.25%	(28)	(11,205)	0.00%
Total interest income	$ 127,228	4.81%	$ 121,990	4.88%	$ 5,238	$ 143,123	-0.07%

The explanations for changes described above for the three month period are also applicable to the twelve month period. Loan originations for the twelve months ended June 30, 2013 totaled $653.8 million versus $543.8 million for the comparable 2012 period. Prepayment penalties totaled $5.1 million in the 2013 period versus $1.5 million in the 2012 period, and boosted annualized loan yield by 24 basis points in the 2013 period versus 8 basis points in the 2012 period.

Total Interest Expense.

The components of interest expense for the three months ended June 30, 2013 and 2012, changed as follows:

	Three Months Ended June 30				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 100	0.23%	$ 125	0.31%	$ (25)	$ 7,475	-0.08%
Money market	508	0.50%	749	0.70%	(241)	(24,873)	-0.20%
Checking accounts	358	0.44%	193	0.36%	165	108,416	0.08%
Time deposits	1,078	0.91%	1,745	1.20%	(667)	(106,923)	-0.29%
Total deposits	2,044	0.59%	2,812	0.81%	(768)	(15,905)	-0.22%
Borrowings	5,302	2.47%	5,082	2.88%	220	153,065	-0.41%
Total interest expense	$ 7,346	1.31%	$ 7,894	1.50%	$ (548)	$ 137,160	-0.19%

The current interest rate environment has provided an opportunity for the Company to reduce its cost of interest bearing liabilities. The Company has continued its strategic objective of increasing core deposits. However, increases in core account balances have been offset by decreases in time deposits. While management believes time deposits can be cost effectively replaced by borrowings in the current environment, the Company has been concerned with the overall deposit total and has deployed strategies designed to increase deposits without significantly impacting costs. When measured on a linked quarter basis, the strategies have been successful. During the March, 2013 quarter, growth in core deposits was largely able to offset outflows in time deposits as the average balance of the two periods was essentially flat. During the June, 2013 quarter, growth in the average balance of core deposits totaled $41.1 million while the decrease in the average balance of time deposits totaled $18.5 million, resulting in an overall increase in average deposits of $22.6 million. The average balance of borrowings increased significantly ($153.1 million) for the three months ended June 30, 2013 versus the three months ended June 30, 2012, while the cost decreased significantly (41 basis points). Overnight and other short term borrowings totaled $233.3 million at June 30, 2013, versus $161.6 million at June 30, 2012. The increased level of overnight and short term borrowings contributed to the decreased borrowing cost. As discussed in prior public filings, the Company committed to a deferred interest rate hedge in a notional amount of $50.0 million to mitigate a portion of the risk associated with its borrowing position. The overnight and other short term borrowings total of $233.3 million at June 30, 2013, represents a decrease of $53.4 million from the total at March 31, 2013.

The components of interest expense for the twelve months ended June 30, 2013 and 2012, changed as follows:

	Twelve Months Ended June 30				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 391	0.23%	$ 652	0.41%	$ (261)	$ 10,107	-0.18%
Money market	2,129	0.50%	2,956	0.75%	(827)	33,454	-0.25%
Checking accounts	868	0.34%	831	0.41%	37	54,268	-0.07%
Time deposits	5,136	1.01%	8,384	1.34%	(3,248)	(116,425)	-0.33%
Total deposits	8,524	0.62%	12,823	0.93%	(4,299)	(18,596)	-0.31%
Borrowings	21,274	2.57%	20,510	3.19%	764	185,141	-0.62%
Total interest expense	$ 29,798	1.36%	$ 33,333	1.64%	$ (3,535)	$ 166,545	-0.28%

The explanations for changes described above for the three month period are also applicable to the twelve month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $538,000, or 2.3%, to $23.9 million for the three months ended June 30, 2013, from $23.3 million for the three months ended June 30, 2012. Net interest income increased by $8.8 million, or 9.9%, to $97.4 million for the twelve months ended June 30, 2013, from $88.7 million for the twelve months ended June 30, 2012. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
June 30, 2013	$ 23,873	3.37%	3.58%	$ 22,848	3.22%	3.43%
March 31, 2013	25,296	3.59%	3.80%	23,811	3.37%	3.58%
December 31, 2012	24,071	3.44%	3.67%	22,872	3.26%	3.49%
September 30, 2012	24,190	3.50%	3.76%	22,788	3.29%	3.54%
June 30, 2012	23,335	3.40%	3.66%	22,556	3.28%	3.54%

A component of the strong performance of net interest income has been prepayment penalties (discussed in Total Interest Income). The impact of the prepayment penalties has been significant and the results exclusive of prepayment penalties are also presented above. Spread and margin were relatively stable early in the fiscal year but declined somewhat in the December, 2012 quarter. The results for the June, 2013 quarter (exclusive of prepayment penalties) are consistent with the trend that began in December, 2012. The totals above for the March, 2013 quarter (exclusive of prepayment penalties) do not appear consistent with the trend. However, the results for the March, 2013 quarter include the impact of a reduced level of nonaccrual loans as well as non-recurring income and deferred fees realized in conjunction with the resolution of nonaccrual loans. The spread and margin for the March, 2013 quarter exclusive of these non-recurring items (and prepayment penalties) were 3.22% and 3.44%, respectively.

As previously stated, the Company expects that its spread and margin will remain under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and increases in borrowing costs which may be necessary to reduce interest rate risk. The Company has been able to largely offset these pressures. The Company believes that the most effective means for it to offset the impact of decreased spread and margin is loan growth, through quality loan originations. The Company has been able to achieve quality loan growth which remains one of its strategic goals. The interest rate curve has steepened over the past three months as longer term rates have increased. If this interest rate curve is maintained, it will likely relieve some of the pressure on core spread and margin. New loan originations would likely be at higher rates and modifications would likely decrease. However, prepayment penalty income would also likely decrease. Prepayment penalty income totaled $5.1 million for the twelve months ended June 30, 2013. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $401,000 and $1.9 million for the three and twelve months ended June 30, 2013, respectively, and $202,000 and $1.1 million for the three and twelve months ended June 30, 2012, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $250,000 for the three months ended June 30, 2013 as compared to $1.5 million for the three months ended June 30, 2012. The Company recorded provisions for loan losses of $3.9 million for the twelve months ended June 30, 2013 as compared to $8.5 million for the twelve months ended June 30, 2012. A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2013 and 2012 is presented below:

	Quarter ended		Twelve months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$ 31,962	$ 30,249	$ 31,187	$ 26,514
Provisions charged to operations	250	1,500	3,850	8,500
Recoveries of loans previously charged off	1	1	153	60
Loans charged off	832	563	3,809	3,887
Balance at end of period	$ 31,381	$ 31,187	$ 31,381	$ 31,187

Allowance for loan losses to total loans	1.35%	1.53%	1.35%	1.53%
Net charge-offs (annualized) to average loans outstanding	0.15%	0.12%	0.17%	0.21%

Delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2013 periods partially because of improvements in risk ratings and delinquencies. The quarter ended June 30, 2013 was also impacted by the sale of a nonaccrual loan relationship at par, which had an $832,000 impairment reserve associated with it.

Delinquency and non performing asset information is provided below:

	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 7,416	$ 7,241	$ 8,169	$ 15,544	$ 13,783
60 - 89 days past due	2,643	3,948	7,005	7,363	8,555
Nonaccrual	23,910	24,304	29,401	26,275	18,342
Total	$ 33,969	$ 35,493	$ 44,575	$ 49,182	$ 40,680

Non Performing Asset Totals
Nonaccrual loans, per above	$ 23,910	$ 24,304	$ 29,401	$ 26,275	$ 18,342
Real Estate Owned	1,742	4,361	2,817	2,837	2,740
Total	$ 25,652	$ 28,665	$ 32,218	$ 29,112	$ 21,082

Nonaccrual loans to total loans	1.03%	1.07%	1.32%	1.22%	0.90%
Delinquent loans to total loans	1.47%	1.57%	2.01%	2.28%	2.00%
Non performing assets to total assets	0.91%	1.02%	1.15%	1.04%	0.78%

The totals at June 30, 2013 continue the trend that began in December, 2012. In addition to the loan sale mentioned above, a $1.7 million construction loan was removed from nonaccrual classification due to its strong performance (it is classified as an accruing troubled debt restructuring ("TDR") as of June 30, 2013). There were also significant reductions in Real Estate Owned ("REO"). Management continues to work diligently to resolve all remaining non-performing assets.

At June 30, 2013, there are eight nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of June 30, 2013, primarily due to a low estimated loan to value. The borrower's defense against our foreclosure action was rejected by the courts and the Company is continuing pursuit of a legal remedy.
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, there was a $246,000 impairment reserve against this loan as of June 30, 2013 (including an increase of $41,000 in the June, 2013 quarter). Oritani is pursuing legal remedies.
  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of June 30, 2013. A forbearance agreement has been executed and the borrower fully complied with the payment demands of the Company over the quarter. Although the loan is currently classified as nonaccrual, it was current as of June 30, 2013. If satisfactory performance continues, the loan will be removed from the nonaccrual classification (though there can be no assurances that this will occur).
  A $2.5 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of June 30, 2013. The borrower is in bankruptcy and a hearing is scheduled for later in July that will commence the process of the sale of the property by the bankruptcy court. There is a pending contract for sale of this property for $3.7 million. Regular payments have recently resumed on this loan including a small amount toward the delinquent balance.
  A $2.4 million loan on a warehouse/light industrial building in Bergen County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of June 30, 2013, primarily due to a low estimated loan to value. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  Two loans totaling $4.2 million on two student housing facilities in Luzerne County, Pennsylvania. The loans are classified as impaired. In accordance with the results of the impairment analysis for the loans, there was a $693,000 impairment reserve against the loans as of June 30, 2013 (including an increase of $235,000 in the June, 2013 quarter). Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  A $1.7 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $163,000 impairment reserve was established against this loan as of June 30, 2013. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.
  A $1.7 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $292,000 impairment reserve was established against this loan as of June 30, 2013. Oritani is pursuing legal remedies as well as other avenues to secure repayment in full.

There are nine other multifamily/commercial real estate loans, totaling $3.1 million, classified as nonaccrual at June 30, 2013. The largest of these loans has a balance of $780,000.

There are eight other residential loans, totaling $2.4 million, classified as nonaccrual at June 30, 2013. The largest of these loans has a balance of $757,000.

Other Income. Other income increased $1.6 million to $2.7 million for the three months ended June 30, 2013, from $1.1 million for the three months ended June 30, 2012.  The increase was primarily due to income from bank owned life insurance, which increased $1.5 million to $1.9 million for the three months ended June 30, 2013, from $399,000 for the three months ended June 30, 2012. The increase was primarily due to the receipt of nonrecurring insurance proceeds. Net gain on sale of assets increased $412,000 to $572,000 for the three months ended June 30, 2013, from $160,000 for the three months ended June 30, 2012. The amount realized in the 2013 period primarily pertains to proceeds received on REO disposals in excess of carrying amounts. These increases were partially offset by a decrease in income from investments in joint ventures, which decreased $368,000 for the quarter ended June 30, 2013 versus the comparable 2012 period. As discussed in prior public releases, issues related to flooding at one commercial property have decreased occupancy and income. The key vacancy pertains to the grocery anchor tenant. Income is expected to be below historical levels for the remainder of calendar 2013.

Other income increased $419,000 to $5.8 million for the twelve months ended June 30, 2013 from $5.4 million for the twelve months ended June 30, 2012. The twelve month period was also impacted by the circumstances described above regarding income from bank owned life insurance and investments in joint ventures.

Operating Expenses. Operating expenses decreased $134,000 to $9.2 million for the three months ended June 30, 2013, from $9.4 million for the three months ended June 30, 2012. Compensation, payroll taxes and fringe benefits were essentially stable. An increase in compensation expense was offset by a decrease in benefit expense. The benefit expense decrease primarily pertains to one plan whose actual costs were less than anticipated largely due to an increase in the assumed discount rate. Our efficiency ratios for the three months ended June 30, 2013 and 2012, were 34.7% and 38.4%, respectively.

Operating expenses increased $2.4 million to $37.9 million for the twelve months ended June 30, 2013, from $35.5 million for the twelve months ended June 30, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $2.7 million to $27.8 million for the twelve months ended June 30, 2013, from $25.1 million for the twelve months ended June 30, 2012.  There were increases totaling $773,000 related directly to compensation due to additional staffing and salary adjustments. The twelve month period was impacted by costs associated with stock based compensation. Stock awards and options were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The 2012 period contains 10.5 months of amortization of Equity Plan costs versus 12 months in the 2013 period.  Expenses associated with the Equity Plan were $797,000 greater in the 2013 period versus the 2012 period. Increases in the trading price of Company's common stock caused an increase in ESOP expense. These increases were partially offset by the decrease in benefit expense described above for the three month period.  Our efficiency ratios for the twelve months ended June 30, 2013 and 2012, were 36.7% and 37.7%, respectively.

Income Tax Expense. Income tax expense for the three months ended June 30, 2013 was $5.4 million due to pre-tax income of $17.1 million, resulting in an effective tax rate of 31.7%. Income tax expense for the three months ended June 30, 2012 was $5.3 million due to pre-tax income of $13.5 million, resulting in an effective tax rate of 38.9%.  Income tax expense for the twelve months ended June 30, 2013, was $22.0 million, due to pre-tax income of $61.5 million, resulting in an effective tax rate of 35.7%. For the twelve months ended June 30, 2012, income tax expense was $18.5 million, due to pre-tax income of $50.1 million, resulting in an effective tax rate of 36.8%. The decreased rate in 2013 was due to the implementation of various strategies as well as the receipt of nonrecurring bank owned life insurance income, which is not subject to income taxes.

Comparison of Financial Condition at June 30, 2013 and June 30, 2012

Total Assets. Total assets increased $130.9 million, or 4.8%, to $2.83 billion at June 30, 2013, from $2.70 billion at June 30, 2012. The primary investing activity was in loans funded by cash flows from the investment portfolio and increases in short term borrowings and deposits.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $626,000 to $12.1 million at June 30, 2013, from $11.4 million at June 30, 2012.

Net Loans. Loans, net increased $283.0 million, or 14.2%, to $2.28 billion at June 30, 2013, from $1.99 billion at June 30, 2012. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations for the twelve months ended June 30, 2013 totaled $653.8 million versus $543.8 million for the comparable 2012 period.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS decreased $167.6 million to $306.3 million at June 30, 2013, from $473.9 million at June 30, 2012. Management continues to view mortgage-backed securities as an unappealing investment in the current climate.

Real Estate Owned. Real estate owned totaled $1.7 million at June 30, 2013 and consisted of four properties. Three of these properties are presently under contract for sale at amounts that exceed the current book value of the properties. The only property that is not under contract at this time has a book value of $120,000. For the year ended June 30, 2013, the Company disposed of five REO properties with a book value of $3.8 million and realized net proceeds of $4.4 million.

Deposits. Deposits increased $30.0 million, or 2.2%, to $1.42 billion at June 30, 2013, from $1.39 billion at June 30, 2012. Core deposits increased 15.7% to $948.6 million at June 30, 2013, from $820.2 million at June 30, 2012. The growth in core deposit accounts was largely offset by outflows of time deposits.

Borrowings. Borrowings increased $87.8 million, or 11.8%, to $833.7 million at June 30, 2013, from $745.9 million at June 30, 2012.

Stockholders' Equity. Stockholders' equity increased $8.0 million to $518.7 million at June 30, 2013, from $510.7 million at June 30, 2012. The increase was primarily due to net income and stock option exercises plus the release of ESOP and Equity Plan shares, partially offset by dividends, including a $0.40 special dividend paid in December, 2012. Based on our June 30, 2013 closing price of $15.68 per share, the Company stock was trading at 137.2% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2013	2012
	(unaudited)
Cash on hand and in banks	$ 4,181	$ 4,016
Federal funds sold and short term investments	7,884	7,423
Cash and cash equivalents	12,065	11,439

Loans, net	2,275,782	1,992,817
Securities available for sale, at fair value	12,019	26,031
Mortgage-backed securities held to maturity, fair value of $41,855 and $37,648 at June 30, 2013 and 2012, respectively	41,873	36,130
Mortgage-backed securities available for sale, at fair value	306,271	473,920
Bank Owned Life Insurance (at cash surrender value)	59,996	46,283
Federal Home Loan Bank of New York stock ("FHLB"), at cost	42,770	38,222
Accrued interest receivable	10,114	10,630
Investments in real estate joint ventures, net	4,635	5,441
Real estate held for investment	1,070	1,123
Real estate owned	1,742	2,740
Office properties and equipment, net	15,060	15,442
Deferred tax assets	30,300	25,570
Other assets	18,225	15,194
Total Assets	$ 2,831,922	$ 2,700,982

Liabilities
Deposits	$ 1,419,703	$ 1,389,706
Borrowings	833,672	745,865
Advance payments by borrowers for taxes and insurance	15,806	15,217
Official checks outstanding	7,182	3,852
Other liabilities	36,849	35,633
Total liabilities	2,313,212	2,190,273

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 45,391,031 shares outstanding at June 30, 2013; 56,245,065 shares issued and 45,198,765 shares outstanding at June 30, 2012.	562	562
Additional paid-in capital	499,961	495,704
Unallocated common stock held by the employee stock ownership plan	(25,887)	(27,582)
Restricted Stock Awards	(15,730)	(19,146)
Treasury stock, at cost; 10,854,034 shares at June 30, 2013 and 11,046,300 shares at June 30, 2012	(141,142)	(143,469)
Retained income	196,516	200,718
Accumulated other comprehensive income, net of tax	4,430	3,922
Total stockholders' equity	518,710	510,709
Total Liabilities and Stockholders' Equity	$ 2,831,922	$ 2,700,982

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2013 and 2012
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2013	2012	2013	2012
	unaudited	unaudited	unaudited
Interest income:
Mortgage loans	$ 29,028	$ 28,271	$ 117,418	$ 108,409
Dividends on FHLB stock	436	380	1,752	1,387
Securities available for sale	52	90	237	864
Mortgage-backed securities held to maturity	253	221	955	908
Mortgage-backed securities available for sale	1,449	2,266	6,862	10,390
Federal funds sold and short term investments	1	1	4	32
Total interest income	31,219	31,229	127,228	121,990

Interest expense:
Deposits	2,044	2,812	8,524	12,823
Borrowings	5,302	5,082	21,274	20,510
Total interest expense	7,346	7,894	29,798	33,333

Net interest income before provision for loan losses	23,873	23,335	97,430	88,657

Provision for loan losses	250	1,500	3,850	8,500
Net interest income	23,623	21,835	93,580	80,157

Other income:
Service charges	258	275	922	1,132
Real estate operations, net	407	337	1,255	1,225
Net (loss) income from investments in real estate joint ventures	(537)	(169)	(566)	689
Bank-owned life insurance	1,933	399	3,253	1,594
Net gain on sale of assets	572	160	703	790
Net loss on sale of and write down of securities	—	—	—	(262)
Other income	70	60	253	233
Total other income	2,703	1,062	5,820	5,401

Other expenses:
Compensation, payroll taxes and fringe benefits	6,783	6,800	27,774	25,095
Advertising	90	90	361	497
Office occupancy and equipment expense	693	669	2,812	2,603
Data processing service fees	435	425	1,652	1,513
Federal insurance premiums	345	277	1,331	1,215
Real estate owned operations	92	230	391	902
Other expenses	795	876	3,556	3,626
Total other expenses	9,233	9,367	37,877	35,451

Income before income tax expense	17,093	13,530	61,523	50,107
Income tax expense	5,423	5,256	21,979	18,457
Net income	$ 11,670	$ 8,274	$ 39,544	$ 31,650

Income per basic common share	$ 0.28	$ 0.20	$ 0.94	$ 0.72
Income per diluted common share	$ 0.27	$ 0.19	$ 0.92	$ 0.71

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2013			June 30, 2012
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,233,185	$ 29,028	5.20%	$ 1,946,997	$ 28,271	5.81%
Federal Home Loan Bank Stock	43,985	436	3.96%	36,446	380	4.17%
Securities available for sale	11,981	52	1.74%	26,045	90	1.38%
Mortgage backed securities held to maturity	42,844	253	2.36%	33,107	221	2.67%
Mortgage backed securities available for sale	334,126	1,449	1.73%	503,261	2,266	1.80%
Federal funds sold and short term investments	1,903	1	0.25%	1,604	1	0.25%
Total interest-earning assets	2,668,024	31,219	4.68%	2,547,460	31,229	4.90%
Non-interest-earning assets	142,674			117,710
Total assets	$ 2,810,698			$ 2,665,170

Interest-bearing liabilities:
Savings deposits	171,198	100	0.23%	163,722	125	0.31%
Money market	405,352	508	0.50%	430,225	749	0.70%
Checking accounts	325,140	358	0.44%	216,725	193	0.36%
Time deposits	475,925	1,078	0.91%	582,849	1,745	1.20%
Total deposits	1,377,615	2,044	0.59%	1,393,520	2,812	0.81%
Borrowings	859,607	5,302	2.47%	706,542	5,082	2.88%
Total interest-bearing liabilities	2,237,222	7,346	1.31%	2,100,062	7,894	1.50%
Non-interest-bearing liabilities	58,357			51,011
Total liabilities	2,295,579			2,151,073
Stockholders' equity	515,119			514,097
Total liabilities and stockholders' equity	$ 2,810,698			$ 2,665,170

Net interest income		$ 23,873			$ 23,335
Net interest rate spread (2)			3.37%			3.40%
Net interest-earning assets (3)	$ 430,802			$ 447,398
Net interest margin (4)			3.58%			3.66%
Average of interest-earning assets to interest-bearing liabilities			119.26%			121.30%

(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2013			June 30, 2012

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,139,071	$ 117,418	5.49%	$ 1,820,992	$ 108,409	5.95%
Federal Home Loan Bank Stock	54,082	1,752	3.24%	33,066	1,387	4.19%
Securities available for sale	14,027	237	1.69%	48,219	864	1.79%
Mortgage backed securities held to maturity	38,440	955	2.48%	34,819	908	2.61%
Mortgage backed securities available for sale	395,687	6,862	1.73%	549,883	10,390	1.89%
Federal funds sold and short term investments	1,584	4	0.25%	12,789	32	0.25%
Total interest-earning assets	2,642,891	127,228	4.81%	2,499,768	121,990	4.88%
Non-interest-earning assets	122,346			109,688
Total assets	$ 2,765,237			$ 2,609,456

Interest-bearing liabilities:
Savings deposits	167,724	391	0.23%	157,617	652	0.41%
Money market	429,626	2,129	0.50%	396,172	2,956	0.75%
Checking accounts	257,041	868	0.34%	202,773	831	0.41%
Time deposits	511,000	5,136	1.01%	627,425	8,384	1.34%
Total deposits	1,365,391	8,524	0.62%	1,383,988	12,823	0.93%
Borrowings	828,088	21,274	2.57%	642,947	20,510	3.19%
Total interest-bearing liabilities	2,193,479	29,798	1.36%	2,026,935	33,333	1.64%
Non-interest-bearing liabilities	57,137			50,157
Total liabilities	2,250,616			2,077,092
Stockholders' equity	514,621			532,364
Total liabilities and stockholder's equity	$ 2,765,237			$ 2,609,456

Net interest income		$ 97,430			$ 88,657
Net interest rate spread (2)			3.45%			3.24%
Net interest-earning assets (3)	$ 449,412			$ 472,833
Net interest margin (4)			3.69%			3.55%
Average of interest-earning assets to interest-bearing liabilities			120.49%			123.33%

(1) Includes nonaccrual loans.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400